As filed with the Securities and Exchange Commission on June 7, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

INFINERA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	77-0560433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

169 Java Drive

Sunnyvale, CA 94089

(408) 572-5200

(Address, including zip code and telephone number, of principal executive offices)

2000 STOCK PLAN

2007 EQUITY INCENTIVE PLAN

2007 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Michael O. McCarthy III, Esq.

Infinera Corporation

169 Java Drive

Sunnyvale, CA 94089

(Name and address of agent for service)

(408) 572-5200

(Telephone number, including area code, of agent for service)

Copy to:

Larry W. Sonsini, Esq.

Matthew W. Sonsini, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94303

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value
—Outstanding under the 2000 Stock Plan	8,220,738 shares	$2.09	(2)	$17,181,342	$528
—Issued under the 2000 Stock Plan	402,500 shares	$13.00	(3)	$5,232,500	$161
—To be issued under the 2007 Equity Incentive Plan	13,600,000 shares	$13.00	(3)	$176,800,000	$5,428
—To be issued under the 2007 Employee Stock Purchase Plan	1,812,500 shares	$11.05	(4)	$20,028,125	$615
TOTAL	24,035,738 shares			$219,241,967	$6,732

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2000 Stock Plan, 2007 Equity Incentive Plan or 2007 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The price of $2.09 per share represents the weighted average exercise price for outstanding options.
(3)	Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee on the basis of $13.00, the Initial Public Offering Price set forth on the cover page of the Registrant’s Prospectus dated June 6, 2007 relating to its initial public offering (the “Market Price”).
(4)	Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee on the basis of $11.05, which is 85% of the Market Price. Pursuant to the Registrant’s 2007 Employee Stock Purchase Plan, the purchase price of a share of Common Stock shall be an amount equal to 85% of the fair market value of a share of Common Stock at the lesser of such price on the exercise date or the first day of the applicable offering period.

EXPLANATORY NOTE

This Registration Statement relates to (i) 23,633,238 shares of Common Stock to be issued in the future upon the exercise of options or the purchase of stock under the Registrant’s employee benefit plans and (ii) the resale of 402,500 shares of Common Stock previously issued under the Registrant’s employee benefit plans.

This Registration Statement contains two parts. The first part contains a “reoffer” prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The reoffer prospectus permits reoffers and resales by certain of the Registrant’s stockholders of up to an aggregate of 402,500 shares of Common Stock that constitute “restricted securities” or “control securities” within the meaning of Form S-8, all of which were acquired prior to the filing of this Registration Statement. The second part contains information required to be set forth in the Registration Statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission.

PROSPECTUS

402,500 SHARES

INFINERA CORPORATION

COMMON STOCK

This Prospectus relates to 402,500 shares of the Common Stock (the “Shares”) of Infinera Corporation (the “Company” or the “Registrant”), which may be offered from time to time by certain stockholders of the Company (the “Selling Stockholders”) for their own accounts. The Company will receive no part of the proceeds from sales made hereunder. The Shares were acquired by the Selling Stockholders pursuant to the Company’s employee benefit plans. The Shares may be offered by the Selling Stockholders from time to time in one or more transactions in the over-the-counter market at prices prevailing therein, in negotiated transactions at such prices as may be agreed upon, or in a combination of such methods of sale. See “Plan of Distribution.” The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by the Company in connection with the registration and offering that are not borne by the Selling Stockholders will be borne by the Company. None of the Shares have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

The Company’s Common Stock is listed on the NASDAQ Global Market under the symbol “INFN.” The Company’s initial public offering of its Common Stock was initially priced at $13.00 per share.

SEE “RISK FACTORS” ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

The Securities and Exchange Commission (the “Commission”) may take the view that, under certain circumstances, the Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See the section titled “Plan of Distribution.”

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June 6, 2007

AVAILABLE INFORMATION

The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material also may be obtained by mail from the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Registrant also posts certain documents to its website. The address of the site is http://www.infinera.com.

This Prospectus constitutes a part of a Registration Statement on Form S-8 (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) filed by the Registrant with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is hereby made to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the address set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

INFORMATION INCORPORATED BY REFERENCE

The following documents filed with the Commission are hereby incorporated by reference in this Prospectus:

(1) The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act with the Commission on June 7, 2007, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-140876) and which includes audited financial statements for the Registrant’s latest fiscal year; and

(2) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-33486) filed with the Commission on May 21, 2007, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Requests for such copies should be directed to Michael O. McCarthy III, Esq, Vice President and General Counsel, Infinera Corporation, 169 Java Drive, Sunnyvale, CA 94089. The Company’s telephone number at that location is (408) 572-5200.

THE COMPANY

Infinera has developed a solution that it believes will change the economics, operating simplicity, flexibility, reliability and scalability of optical communications networks. At the core of its Digital Optical Network architecture is what it believes to be the world’s only commercially-deployed, large-scale photonic integrated circuit, or PIC. These PICs transmit and receive 100 Gigabits per second, or Gbps, of optical capacity and incorporate the functionality of over 60 discrete optical components into a pair of indium phosphide chips approximately the size of a child’s fingernail. The Company has used PIC technology to design a new digital optical communications system called the DTN System. The DTN System is designed to enable cost-efficient optical to electrical to optical conversion of communications signals. The DTN System is architected to improve significantly communications service providers’ economics and service offerings as compared to optical systems that do not use large-scale photonic integration. Infinera refers to these optical systems as traditional systems.

Infinera began commercial shipment of the DTN System in November 2004. As of March 31, 2007, Infinera has sold the DTN System for deployment in the optical networks of 28 customers worldwide. Infinera does not have long-term purchase commitments with its customers. To date, a few of Infinera’s customers have accounted for a significant percentage of its revenue. In 2006 and in the first quarter of 2007, Level 3 and Broadwing Corporation, which Level 3 acquired in January 2007, together accounted for approximately 75% and 57% of its revenue, respectively.

Infinera was founded in December 2000, originally operated under the name “Zepton Networks,” and is headquartered in Sunnyvale, California. The principal executive offices are located at 169 Java Drive, Sunnyvale, CA 94089. The telephone number is (408) 572-5200.

FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. All statements contained in, or incorporated by reference into, this prospectus other than statements of historical facts, including statements regarding our future operating results and financial position, our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “anticipate,” “architected,” “believe,” “continue,” “could,” “designed,” “enable,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “target,” “will,” or “would” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements made herein include, but are not limited to, statements about:

•	anticipated trends and challenges in our business and the markets in which we operate;

•	our ability to address market needs or develop new or enhanced products to meet those needs;

•	expected adoption of our DTN System by our potential customers;

•	our ability to compete in our industry;

•	our ability to successfully manufacture our PICs and our DTN System;

•	our ability to grow our revenue and improve our gross margins;

•	our ability to protect our confidential information and intellectual property rights;

•	our ability to manage our growth and anticipated expansion into new markets;

•	the expected future impact of our deferred revenue and deferred inventory costs;

•	our ability to establish VSOE; and

•	our need to obtain additional funding and our ability to obtain funding in the future on acceptable terms.

All forward-looking statements involve risks, assumptions and uncertainties. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, operating results, business strategy, short-term and long-term business operations and objectives, and financial needs. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. See the section titled “Risk Factors” for a more complete discussion of these risks, assumptions and uncertainties and for other risks and uncertainties. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. We undertake no obligation, and specifically decline any obligation, to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

The Shares offered hereby are speculative in nature and involve a high degree of risk. The following risk factors should be considered carefully, in addition to the other information contained in the documents incorporated by reference herein, before purchasing the Common Stock offered hereby:

Risk Related to Our Business

We have a limited operating history and have only recently begun selling our DTN System, both of which make it difficult to predict our future operating results.

We were incorporated in December 2000 and shipped our first DTN System in November 2004. Our limited operating history gives you very little basis upon which to evaluate our ability to accomplish our business objectives. In making an investment decision, you should evaluate our business in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in the rapidly changing optical communications market. We may not be successful in addressing these risks. It is difficult to accurately forecast our future revenue and plan expenses accordingly and, therefore, predict our future operating results.

We have a history of significant operating losses and may not achieve profitability in the future.

We have not achieved profitability. We experienced a net loss of $89.9 million for the year ended December 31, 2006 and $19.8 million for the three months ended March 31, 2007. As of March 31, 2007, our accumulated deficit was $333.9 million. We expect to continue to incur substantial losses, and we may not become profitable in the foreseeable future, if ever. We expect to continue to make significant expenditures related to the development of our business, including expenditures to hire additional personnel related to the sales, marketing and development of our DTN System and to maintain and expand our manufacturing facilities and research and development operations. In addition, as a newly public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. We will have to generate and sustain significant increased revenue and product gross margins to achieve profitability. Accordingly, we may not be able to achieve or maintain profitability and we may continue to incur significant losses in the future.

Our operating results may fluctuate significantly, which could make our future results difficult to predict and could cause our operating results to fall below investor or analyst expectations.

Our operating results may fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on past results, in particular the recent growth in our revenue, as an indicator of our future performance. Fluctuations in our revenue can lead to even greater fluctuations in our operating results. Our budgeted expense levels depend in part on our expectations of long-term future revenue. Given relatively fixed operating costs related to our personnel and facilities, any substantial adjustment to our expenses to account for lower levels of revenue will be difficult and take time. Consequently, if our revenue does not meet projected levels, our inventory levels and operating expenses would be high relative to revenue, resulting in additional operating losses.

In addition to other risks discussed in this section, factors that may contribute to fluctuations in our revenue and our operating results include:

•	fluctuations in demand, sales cycles, product mix and prices for our DTN System and our services;

•	reductions in customers’ budgets for optical communications purchases and delays in their purchasing cycles;

•	order cancellations or reductions or delays in delivery schedules by our customers;

•	timeliness of our customers’ payments for their purchases;

•

the timing of recognizing revenue in any given quarter as a result of software revenue recognition requirements and any changes in U.S. generally accepted accounting principles or new interpretations of existing accounting rules;

•

our ability to establish vendor specific objective evidence, or VSOE, in order to be able to recognize revenue once the four revenue recognition criteria have been met, rather than over the period represented by the longest undelivered service period;

•	readiness of customer sites for installation of our DTN System;

•	the timing of product releases or upgrades by us or by our competitors;

•	availability of third party suppliers to provide contract engineering and installation services for us;

•	any significant changes in the competitive dynamics of our market, including any new entrants, technological advances or substantial discounting of products;

•	our ability to control costs, including our operating expenses and the costs of components we purchase; and

•	general economic conditions in domestic and international markets.

Until we establish VSOE for training and product support services, all revenue for our bundled products will continue to be deferred and recognized ratably over the longest undelivered service period. If our revenue or operating results fall below the expectations of investors or securities analysts or below any guidance we may in the future provide to the market, the price of our Common Stock may decline substantially.

Our gross margin may fluctuate from quarter to quarter and may be adversely affected by a number of factors, some of which are beyond our control.

Our gross margin fluctuates from period to period and varies by customer and by product specification. Our gross margin may continue to be adversely affected by a number of factors, including:

•	the mix in any period of higher and lower margin products and services;

•	price discounts negotiated by our customers;

•	sales volume from each customer during the period;

•	the period of time over which ratable recognition of revenue occurs;

•	the amount of equipment we sell for a loss in a given quarter;

•	charges for excess or obsolete inventory;

•	changes in the price or availability of components for our DTN System;

•	our ability to reduce manufacturing costs;

•	introduction of new products, with initial sales at relatively small volumes with resulting higher product costs;

•	increased price competition, including competition from low-cost producers in China; and

•	increased warranty or repair costs.

It is likely that the average unit prices of our DTN System will decrease over time in response to competitive pricing pressures, increased negotiated sales discounts, new product introductions by us or our competitors or other factors. In addition, some of our customer contracts contain annual technology discounts that require us to decrease the sales price of our DTN System to these customers. In response, we will likely need to reduce the cost of our DTN System through manufacturing efficiencies, design improvements and cost reductions or change the mix of DTN Systems we sell. If these efforts are not successful or if we are unable to reduce our costs to a greater extent than the reduction in the price of our DTN System, our revenue and gross margin will decline, causing our operating results to decline. Fluctuations in gross margin may make it difficult to manage our business and achieve or maintain profitability.

Aggressive business tactics by our competitors may harm our business.

Increased competition in our markets has resulted in aggressive business tactics by our competitors, including:

•	selling at a discount used equipment or inventory that a competitor had previously written down or written off;

•	announcing competing products prior to market availability combined with extensive marketing efforts;

•	offering to repurchase our equipment from existing customers;

•	providing financing, marketing and advertising assistance to customers; and

•	asserting intellectual property rights.

If we fail to compete successfully against our current and future competitors, or if our current or future competitors continue or expand aggressive business tactics, including those described above, demand for our DTN System could decline, we could experience delays or cancellations of customer orders, or we could be required to reduce our prices or increase our expenses.

The markets in which we compete are highly competitive and dominated by large corporations, and we may not be able to compete effectively.

Competition in the optical communications equipment market is intense, and we expect such competition to increase. A number of very large companies historically have dominated the optical communications network equipment industry. Our competitors include current wavelength division multiplexing suppliers, such as Alcatel-Lucent, Ciena Corporation, Cisco Systems, Fujitsu Limited, Huawei Technologies Co., LM Ericsson Telephone Co., NEC Corporation, Nortel Networks, Siemens Systems GmbH and ZTE Corporation. Competition in these markets is based on price, functionality, manufacturing capability, pre-existing installation, services, existing business and customer relationships, scalability and the ability of products and breadth and quality of services to meet our customers’ immediate and future network requirements. Other companies have, or may in the future develop, products that are or could be competitive with our DTN System. In particular, if a competitor develops a photonic integrated circuit with similar functionality, our business could be harmed. On June 19, 2006, Nokia and Siemens agreed to combine their communications service provider businesses to create a new joint venture and on November 30, 2006 Alcatel and Lucent announced the completion of their merger. These transactions and any future mergers, acquisitions or combinations between or among our competitors may adversely affect our competitive position by strengthening our competitors.

Many of our competitors have substantially greater name recognition and technical, financial and marketing resources, greater manufacturing capacity and better established relationships with incumbent carriers and other potential customers than we have. Many of our competitors have more resources to develop or acquire, and more experience in developing or acquiring, new products and technologies and in creating market awareness for those products and technologies. In addition, many of our competitors have the financial resources to offer competitive products at below market pricing levels that could prevent us from competing effectively. Further, many of our competitors have built long-standing relationships with some of our prospective customers and have the ability to provide financing to customers and could, therefore, have an inherent advantage in selling products to those customers.

We also compete with low-cost producers in China that can increase pricing pressure on us and a number of smaller companies that provide competition for a specific product, customer segment or geographic market. These competitors often base their products on the latest available technologies. Due to the narrower focus of their efforts, these competitors may achieve commercial availability of their products more quickly than we can and may provide attractive alternatives to our customers.

We are dependent on Level 3 Communications for a significant portion of our revenue and the loss of, or a significant reduction in orders from, Level 3 or one or more of our key customers would reduce our revenue and harm our operating results.

A relatively small number of customers account for a large percentage of our net revenue. In particular, for the year ended December 31, 2006, Level 3 Communications, or Level 3, and Broadwing, which Level 3 acquired in January 2007, together accounted for approximately 75% of our revenue. We expect Level 3 to continue to represent a large percentage of our revenue for the foreseeable future. Our business will be harmed if we do not generate as much revenue as we expect from our key customers, particularly from Level 3, if we experience a loss of Level 3 or of any of our other key customers or if we suffer a substantial reduction in orders from these customers. Our ability to continue to generate revenue from our key customers will depend on our ability to introduce new products that are desirable to these customers at competitive prices, and we may not be successful doing so. Because, in most cases, our sales are made to these customers pursuant to standard purchase orders rather than long-term purchase commitments, orders may be cancelled or reduced readily. In the event of a cancellation or reduction of an order, we may not have enough time to reduce operating expenses to minimize the effect of the lost revenue on our business. Our operating results will continue to depend on our ability to sell our DTN System to Level 3 and other large customers.

Our large customers have substantial negotiating leverage, which may require that we agree to terms and conditions that result in increased cost of sales, decreased revenue and lower average selling prices and gross margins, all of which would harm our operating results.

Substantial changes in the optical communications industry have occurred over the last few years. Many potential customers have confronted static or declining revenue. Many of our customers have substantial debt burdens, many have experienced financial distress, some have gone out of business or have been acquired by other service providers or announced their withdrawal from segments of the business. Consolidation in the markets in which we compete has resulted in the changes in the structure of the communications networking industry, with greater concentration of purchasing power in a small number of large service providers, cable operators and government agencies. In addition, it has resulted in a substantial reduction in the number of our potential customers. For example, service providers, such as Level 3, have recently acquired a number of other communications service providers, including one of our other customers. This increased concentration among our customer base may also lead to increased negotiating power for our customers and may require us to decrease our average selling prices.

Further, many of our customers are large communications service providers that have substantial purchasing power and leverage in negotiating contractual arrangements with us. These customers have and may continue to seek advantageous pricing and other commercial terms and may require us to develop additional features in the products we sell to them. We have and may continue to be required to reduce the average selling price, or increase the average cost, of our DTN System in response to these pressures or competitive pricing pressures. To maintain acceptable operating results, we will need to develop and introduce new products and product enhancements on a timely basis and continue to reduce our costs.

We expect the factors described above to continue to affect our business and operating results for an indeterminate period, in several ways, including:

•	overall capital expenditures by many of our customers or potential customers may be flat or reduced;

•	we will continue to have only limited ability to forecast the volume and product mix of our sales;

•	managing expenditures and inventory will be difficult in light of the uncertainties surrounding our business; and

•

increased competition will enable customers to insist on more favorable terms and conditions for sales, including product discounts, extended payment terms or financing assistance, as a condition of procuring their business.

If we are unable to offset any reductions in our average selling prices or increases in our average costs with increased sales volumes and reduced production costs, or if we fail to develop and introduce new products and enhancements on a timely basis, our operating results would be harmed.

We are dependent on a single product, and the lack of continued market acceptance of our DTN System would harm our business.

Our DTN System accounts for substantially all of our revenue and will continue to do so for the foreseeable future. As a result, our business could be harmed by:

•	any decline in demand for our DTN System;

•	the failure of our existing DTN System to achieve continued market acceptance;

•	the introduction of products and technologies that serve as a replacement or substitute for, or represent an improvement over, our DTN System;

•	technological innovations or new communications standards that our DTN System does not address; and

•	our inability to release enhanced versions of our DTN System on a timely basis.

If we fail to expand sales of our DTN System into metro and international markets or to sell our products to new types of customers, such as U.S. regional bell operating companies, international postal, telephone and telegraph companies, cable multiple system operators and U.S. competitive local exchange carriers, our revenue will be harmed.

We believe that, in order to grow our revenue and business and to build a large and diverse customer base, we must successfully sell our DTN System in metro and international markets and ultimately to U.S. regional bell operating companies, international postal, telephone and telegraph companies, cable multiple system operators and U.S. competitive local exchange carriers. We have limited experience selling our DTN System internationally and to U.S. regional bell operating companies, international postal, telephone and telegraph companies, cable multiple system operators and U.S. competitive local exchange carriers. To succeed in these sales efforts, we believe we must hire additional sales personnel and develop and manage new sales channels through resellers, distributors and systems integrators. If we do not succeed in our efforts to sell to these target markets and customers, the size of our total addressable market will be limited. This, in turn, would harm our ability to grow our customer base and revenue.

If we fail to protect our intellectual property rights, our competitive position could be harmed or we could incur significant expense to enforce our rights.

We depend on our ability to protect our proprietary technology. We rely on trade secret, patent, copyright and trademark laws and confidentiality agreements with employees and third parties, all of which offer only limited protection. The steps we have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, and our ability to police such misappropriation or infringement is uncertain, particularly in countries outside of the United States. This is likely to become an increasingly important issue as we expand our operations and product development into countries that provide a lower level of intellectual property protection. We do not know whether any of our pending patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims, and even if patents are issued, they may be contested, circumvented or invalidated. Moreover, the rights granted under any issued patents may not provide us with a competitive advantage, and, as with any technology, competitors may be able to develop similar or superior technologies to our own now or in the future.

Protecting against the unauthorized use of our DTN System, trademarks and other proprietary rights is expensive, difficult, time consuming and, in some cases, impossible. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity or scope of the proprietary rights of others. Such litigation could result in substantial cost and diversion of management resources, either of which could harm our business, financial condition and operating results. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights than we do. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property.

Claims by others that we infringe their intellectual property could harm our business.

Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. In particular, many leading companies in the optical communications industry, including our competitors, have extensive patent portfolios with respect to optical communications technology. We expect that infringement claims may increase as the number of products and competitors in our market increases and overlaps occur. In addition, to the extent that we gain greater visibility and market exposure as a newly public company, we face a higher risk of being the subject of intellectual property infringement claims. From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are important to our business or seek to invalidate the proprietary rights that we hold. Competitors or other third parties have, and may continue to assert claims or initiate litigation or other proceedings against us or our manufacturers, suppliers or customers alleging infringement of their proprietary rights, or seeking to invalidate our proprietary rights, with respect to our DTN System and technology. In the event that we are unsuccessful in defending against any such claims, or any resulting lawsuit or proceedings, we could incur liability for damages and/or have valuable proprietary rights invalidated.

Any claim of infringement from a third party, even those without merit, could cause us to incur substantial costs defending against such claims, and could distract our management from running our business. Furthermore, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from offering our DTN System. In addition, we might be required to seek a license for the use of such intellectual property, which may not be available on commercially reasonable terms or at all. Alternatively, we may be required to develop non-infringing technology, which would require significant effort and expense and may ultimately not be successful. Any of these events could harm our business, financial condition and operating results. Competitors and other third parties have and may continue to assert infringement claims against our customers and sales partners. Any of these claims would require us to initiate or defend potentially protracted and costly litigation on their behalf, regardless of the merits of these claims, because we generally indemnify our customers and sales partners from claims of infringement of proprietary rights of third parties. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or sales partners, which could have an adverse effect on our business, financial condition and operating results.

On May 9, 2006, we and Level 3 were sued by Cheetah Omni LLC for alleged infringement of patent No. 6,795,605, and a continuation thereof. On May 16, 2006, Cheetah filed an amended complaint, which requested an order to enjoin the sale of our DTN System, recovery of all damages caused by the alleged infringement and an award of any and all compensatory damages available by law, including damages, attorneys’ fees, associated interest and Cheetah’s costs incurred in the lawsuit. Cheetah’s complaint does not request a specific dollar amount of damages. We are contractually obligated to indemnify Level 3 for damages suffered by Level 3 to the extent our product is found to infringe the rights of a third party, and we have assumed the defense of this matter. On July 20, 2006, we and Level 3 filed an amended response. On November 28, 2006, Cheetah filed a second amended complaint and added patent No. 7,142,347 to the lawsuit. On December 18, 2006, we and Level 3 filed responses to Cheetah’s second amended complaint. On January 30, 2007, Cheetah filed a third amended complaint adding additional assertions of infringement for the two patents in suit. On February 16, 2007, we and Level 3 filed responses to Cheetah’s third amended complaint. In the event that Cheetah is successful in obtaining a judgment requiring us to pay damages or obtains an injunction preventing the sale of our DTN System, our business could be harmed.

If we fail to accurately forecast demand for our DTN System, we may have excess or insufficient inventory, which may increase our operating costs, decrease our revenue and harm our business.

We are required to generate forecasts of future demands for our DTN System several months prior to the scheduled delivery to our prospective customers, which requires us to make significant investments before we know if corresponding revenue will be recognized. If we overestimate demand for our DTN System and increase our inventory in anticipation of customer orders that do not materialize, we will have excess inventory, we will face a risk of obsolescence and significant inventory write-downs and our capital infrastructure will be depreciated across fewer units raising our per unit costs. If we underestimate demand for our DTN System, we will have inadequate inventory, which could slow down or interrupt the manufacturing of our DTN System and result in delays in shipments and our ability to recognize revenue. In addition, we may be unable to meet our supply commitments to customers which could result in a breach of our customer agreements and require us to pay damages. Lead times for materials and components, including application-specific integrated circuits, that we need to order for the manufacturing of our DTN System vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time.

Our manufacturing process is very complex and minor process deviations may reduce yields, require product write-downs or otherwise harm our business.

The manufacturing process of our DTN System is technically challenging. Minor deviations in the manufacturing process can cause substantial decreases in yields and, in some cases, cause production to be suspended. We have had production interruptions and suspensions in the past and may have additional interruptions or suspensions in the future. We expect our manufacturing yield for our next generation PICs to be lower initially and increase as we achieve full production. Poor yields from our PIC manufacturing process or defects, integration issues or other performance problems in our DTN System could cause us customer relations and business reputation problems, harming our business and operating results.

In addition, our manufacturing facilities may not have adequate capacity to meet the demand for our DTN System or we may not be able to increase our capacity to meet potential increases in demand for our DTN System. Our inability to obtain sufficient manufacturing capacity to meet demand, either in our own facilities or through foundry or similar arrangements with third parties, could harm our relationships with customers, our business and our operating results.

Product performance problems, including undetected errors in our hardware or software, could harm our business and reputation.

The development and production of new products with high technology content, such as our DTN System, is complicated and often involves problems with software, components and manufacturing methods. Complex hardware and software products, such as our DTN System, can often contain undetected errors when first introduced or as new versions are released. We have experienced errors in the past in connection with our DTN System, including failures with application-specific integrated circuits due to the receipt of faulty components from one of our suppliers. We suspect that errors, including potentially serious errors, will be found from time to time in our DTN System. We have only been shipping our DTN System since November 2004, which provides us with limited information on which to judge its reliability. Our DTN System may suffer degradation of performance and reliability over time.

If reliability, quality or network monitoring problems develop, a number of negative effects on our business could result, including:

•	delays in our ability to recognize revenue;

•	costs associated with fixing software or hardware defects or replacing products;

•	high service and warranty expenses;

•	delays in shipments;

•	high inventory excess and obsolescence expense;

•	high levels of product returns;

•	diversion of our engineering personnel from our product development efforts;

•	delays in collecting accounts receivable;

•	payment of damages for performance failures;

•	reduced orders from existing customers; and

•	declining interest from potential customers.

Because we outsource the manufacturing of certain components of our DTN System, we may also be subject to product performance problems as a result of the acts or omissions of these third parties.

From time to time, we encounter interruptions or delays in the activation of our DTN System at a customer’s site. These interruptions or delays may result from product performance problems or from issues with installation and activation, some of which are outside our control. If we experience significant interruptions or delays that we cannot promptly resolve, confidence in our DTN System could be undermined, which could cause us to lose customers and fail to add new customers.

We are dependent on sole source and limited source suppliers for several key components, and if we fail to obtain these components on a timely basis, we will not meet our customers’ product delivery requirements.

We currently purchase several key components from single or limited sources. In particular, we rely on third parties as sole source suppliers for certain of our components, including: application-specific integrated circuits, field-programmable gate arrays, processors, and other semiconductor and optical components. We purchase these items on a purchase order basis and have no long-term contracts with any of these sole source suppliers. If any of our sole or limited source suppliers suffer from capacity constraints, lower than expected yields, work stoppages or any other reduction or disruption in output, they may be unable to meet our delivery schedule. Further, our suppliers could enter into exclusive arrangements with our competitors, refuse to sell their products or components to us at commercially reasonable prices or at all, go out of business or discontinue their relationships with us. We may be unable to develop alternative sources for these components. If we do not receive critical components from our suppliers in a timely manner, we will be unable to deliver those components to our manufacturer in a timely manner and would, therefore, be unable to meet our prospective customers’ product delivery requirements. In addition, the sourcing from new suppliers may result in a re-design of our DTN System, which could cause delays in the manufacturing and delivery of our systems. In the past, we have experienced delivery delays because of lack of availability of components or reliability issues with components that we were purchasing. This may occur in the future, which could cause us to fail to meet a customer’s delivery requirements and could harm our reputation and our customer relationships and result in the breach of our customer agreements.

Our ability to increase our revenue will depend upon continued growth of demand by consumers and businesses for additional network capacity.

Our future success depends on factors such as the continued growth of the Internet and internet protocol traffic and the continuing adoption of high capacity, revenue-generating services to increase the amount of data transmitted over communications networks and the growth of optical communications networks to meet the increased demand for bandwidth. If demand for such bandwidth does not continue, or slows down, the need for increased bandwidth across networks and the market for optical communications network products may not continue to grow. If this growth does not continue or slows down, our DTN System sales would be negatively impacted.

We have experienced delays in the development and introduction of our DTN System, and any future delays in releasing new products or in enhancements to our DTN System may harm our business.

Since our DTN System is based on complex technology, we may experience unanticipated delays in developing, improving, manufacturing or deploying it. Any modification to our PIC and to our DTN System entails similar development risks. At any given time, various enhancements to our DTN System are in the development phase and are not yet ready for commercial manufacturing or deployment. The maturing process from laboratory prototype to customer trials, and subsequently to general availability, involves a number of steps, including:

•	completion of product development;

•	the qualification and multiple sourcing of critical components;

•	validation of manufacturing methods and processes;

•	extensive quality assurance and reliability testing, and staffing of testing infrastructure;

•	validation of software; and

•	establishment of systems integration and systems test validation requirements.

Each of these steps, in turn, presents risks of failure, rework or delay, any one of which could decrease the speed and scope of product introduction and marketplace acceptance of our DTN System. New versions of our PICs, specialized application-specific integrated circuits and intensive software testing and validation are important to the timely introduction of enhancements to our DTN System and to our ability to enter new markets, and schedule delays are common in the final validation phase as well as in the manufacture of specialized application-specific integrated circuits. In addition, unexpected intellectual property disputes, failure of critical design elements, and a host of other execution risks may delay or even prevent the introduction of enhancements to our DTN System. If we do not develop and successfully introduce products in a timely manner, our competitive position may suffer.

We must respond to rapid technological change and comply with evolving industry standards and requirements for our DTN System to be successful.

The optical communications equipment market is characterized by rapid technological change, changes in customer requirements and evolving industry standards. The introduction of new communications technologies and the emergence of new industry standards or requirements could render our DTN System obsolete. Further, in developing our DTN System, we have made, and will continue to make, assumptions with respect to which standards or requirements will be adopted by our customers and competitors. If the standards or requirements adopted by our prospective customers are different from those on which we have focused our efforts, market acceptance of our DTN System would be reduced or delayed and our business would be harmed.

We expect our competitors to continue to improve the performance of their existing products and to introduce new products and technologies. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. We may not have sufficient resources to make these investments, we may not be able to make the technological advances necessary to be competitive and we may not be able to effectively sell our DTN System to targeted customers who have prior relationships with our competitors.

If we fail to maintain effective internal control over financial reporting in the future, the accuracy and timing of our financial reporting may be adversely affected.

Our management and our independent registered public accounting firm have reported to our board of directors material weaknesses in the design and operation of our internal controls as of December 31, 2005 and 2006. A material weakness is defined by the standards issued by the American Institute of Certified Public Accountants as a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

In 2005, our independent registered public accounting firm identified a material weakness related to our inventory valuation process. Specifically, certain manufacturing costs were not reflected or captured in a timely basis in the inventory records and the inventory analysis contained computational errors that resulted in adjustments to the financial statements prior to their issuance. This material weakness related to the following financial statement accounts: inventory, deferred inventory costs, research and development expenses and cost of ratable revenue. We believe we have remediated the material weakness identified in 2005 related to our inventory valuation process by implementing additional procedures and controls, hiring additional accounting personnel and increasing management review and oversight.

In 2007, subsequent to the initial filing of our initial public offering registration statement, our management identified a material weakness related to non-routine manual accounting and reporting processes. Management’s review of these transactions and disclosures was not sufficient to identify computational errors in the revenue accounting process in 2006 and the net loss per common share reporting and disclosure process in 2002 through 2006. Specifically, our review did not identify a manual computational error in our revenue analysis relating to the ratable revenue commencement date of a transaction with one of our customers. As a result, we have restated our 2006 consolidated financial statements to reflect a reduction in ratable revenue of $0.5 million. In addition, our review of the net loss per common share amount for all annual and interim periods did not identify an error in the manual calculation of the weighted average number of common shares outstanding for each period. The errors were primarily related to the misapplication of the reverse share split to a component of the weighted average common shares outstanding calculation and the inappropriate exclusion of certain outstanding shares used in computing the basic and diluted net loss per common share. This resulted in an understatement of the reported net loss per common share of $4.22 in 2002, $3.51 in 2003, $2.64 in 2004, $0.28 in 2005 and $0.22 in 2006. This material weakness relates to the following financial statement accounts: Ratable product and related support services, deferred revenue and our net loss per common share disclosures. We have developed a remediation plan to address the material weakness identified in 2006 related to our non-routine manual accounting and reporting processes involving our revenue and net loss per common share computations in 2002 through 2006.

In connection with the restatement of our 2006 consolidated financial statements, we also elected to restate our 2005 and 2006 consolidated financial statements to reflect an additional $0.2 million and $0.3 million of interest expense in 2005 and 2006, respectively, related to the accrual of a debt repayment obligation that had previously been omitted from our financial statements. The interest expense change was not a result of a material weakness, but arose from a significant deficiency in the design and operation of our internal controls.

Our management and independent registered public accounting firm did not perform an evaluation of our internal control over financial reporting during any period in accordance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act. Had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified.

Preparing our financial statements involves a number of complex processes, many of which are done manually and are dependent upon individual data input or review. These processes include, but are not limited to, calculating ratable revenue, deferred revenue and inventory costs. While in some cases we are commencing or will shortly commence adoption of automatic processes with less likelihood for error and additional processes to detect errors that arise, we expect that for the foreseeable future many of these processes will remain manually intensive.

The remediation policies and procedures we have implemented and plan to implement may be insufficient to address our material weaknesses and additional material weaknesses may be discovered in the future. In addition, the manual processes discussed above may result in errors that may not be detected and could result in a material misstatement. If a material misstatement occurs in the future, we may fail to meet our future reporting obligations, we may need to restate our financial results and the price of our Common Stock may decline. Any failure of our internal controls could also adversely affect the results of the periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our “internal control over financial reporting” that will be required when the rules of the Commission under Section 404 of the Sarbanes-Oxley Act become applicable to us beginning with the required filing of our Annual Report on Form 10-K for the year ending December 31, 2008.

If we lose key personnel or fail to attract and retain additional qualified personnel when needed, our business may be harmed.

Our success depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing, and finance personnel, many of whom would be difficult to replace. For example, senior members of our engineering team have unique technical experience that would be difficult to replace. We do not have long-term employment contracts or key person life insurance covering any of our key personnel. Because our DTN System is complex, we must hire and retain a large number of highly trained customer service and support personnel to ensure that the deployment of our DTN System does not result in network disruption for our customers. We believe our future success will depend in large part upon our ability to identify, attract and retain highly skilled managerial, engineering, sales, marketing, finance and customer service and support personnel. Competition for these individuals is intense in our industry, especially in the San Francisco Bay Area. We may not succeed in identifying, attracting and retaining appropriate personnel. Further, competitors and other entities have in the past attempted, and may in the future attempt, to recruit our employees. The loss of the services of any of our key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring qualified personnel, particularly engineers and sales personnel, could make it difficult for us to manage our business and meet key objectives, such as timely product introductions.

Our sales cycle can be long and unpredictable, which could result in an unexpected revenue shortfall in any given quarter.

Our DTN System has a lengthy sales cycle, which can extend from six to twelve months and may take even longer for larger prospective customers such as U.S. regional bell operating companies, international postal, telephone and telegraph companies and U.S. competitive local exchange carriers. Our prospective customers conduct significant evaluation, testing, implementation and acceptance procedures before they purchase our DTN System. We incur substantial sales and marketing expenses and expend significant management effort during this time, regardless of whether we make a sale.

Because the purchase of our equipment involves substantial cost, most of our customers wait to purchase our equipment until they are ready to deploy it in their network. As a result, it is difficult for us to accurately predict the timing of future purchases by our customers. In addition, product purchases are frequently subject to budget constraints, multiple approvals and unplanned administrative, processing and other delays. If sales expected from customers for a particular quarter are not realized in that quarter or at all, our revenue will be negatively impacted.

Our international sales and operations subject us to additional risks that may harm our operating results.

We market, sell and service our DTN System globally. In 2005, we derived approximately 36% of our revenue from customers outside of the United States. This number decreased to 14% in 2006. We have sales and support personnel in numerous countries worldwide. In addition, we have a large group of software development personnel located in Bangalore, India. We expect that significant management attention and financial resources will be required for our international activities over the foreseeable future as we enter new international markets. In some countries, our success will depend in part on our ability to form relationships with local partners. Our inability to identify appropriate partners or reach mutually satisfactory arrangements for international sales of our DTN System could impact our ability to maintain or increase international market demand for our DTN System.

Our international operations are subject to inherent risks, and our future results could be adversely affected by a variety of factors, many of which are outside of our control, including:

•	greater difficulty in collecting accounts receivable and longer collection periods;

•	difficulties of managing and staffing international offices, and the increased travel, infrastructure and legal compliance costs associated with multiple international locations;

•	the impact of recessions in economies outside the United States;

•	tariff and trade barriers and other regulatory requirements or contractual limitations on our ability to sell or develop our DTN System in certain foreign markets;

•	certification requirements;

•	greater difficulty documenting and testing our internal controls;

•	reduced protection for intellectual property rights in some countries;

•	potentially adverse tax consequences;

•	political and economic instability;

•	effects of changes in currency exchange rates; and

•	service provider and government spending patterns.

International customers may also require that we comply with certain testing or customization of our DTN System to conform to local standards. The product development costs to test or customize our DTN System could be extensive and a material expense for us.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Our failure to manage any of these risks could harm our international operations and reduce our international sales.

If our contract manufacturers do not perform as we expect, our business may be harmed.

Our future success will depend on our ability to have sufficient volumes of our DTN System manufactured in a cost-effective and quality-controlled manner. We have engaged third parties to manufacture certain elements of our DTN System. There are a number of risks associated with our dependence on contract manufacturers, including:

•	reduced control over delivery schedules;

•	reliance on the quality assurance procedures of third parties;

•	potential uncertainty regarding manufacturing yields and costs;

•	potential lack of adequate capacity during periods of excess demand;

•	limited warranties on components supplied to us;

•	potential misappropriation of our intellectual property; and

•	potential manufacturing disruptions.

Any of these risks could impair our ability to fulfill orders. Our contract manufacturers may not be able to meet the delivery requirements of our customers, which could decrease customer satisfaction and harm our DTN System sales. We do not have long-term contracts or arrangements with our contract manufacturers that will guarantee product availability, or the continuation of particular pricing or payment terms. If our contract manufacturers are unable or unwilling to continue manufacturing our DTN System in required volumes or our relationship with any of our contract manufacturers is discontinued for any reason, we would be required to identify and qualify alternative manufacturers, which could cause us to be unable to meet our supply requirements to our customers and result in the breach of our customer agreements. Qualifying a new contract manufacturer and commencing volume production is expensive and time-consuming and if we are required to change or qualify a new contract manufacturer, we would likely lose sales revenue and damage our existing customer relationships.

Unforeseen health, safety and environmental costs could harm our business.

Our manufacturing operations use substances that are regulated by various federal, state and international laws governing health, safety and the environment. If we experience a problem with these substances, it could cause an interruption or delay in our manufacturing operations or could cause us to incur liabilities for any costs related to health, safety or environmental remediation. We could also be subject to liability if we do not handle these substances in compliance with safety standards for storage and transportation and applicable laws. If we experience a problem or fail to comply with such safety standards, our business, financial condition and operating results may be harmed.

We are subject to governmental export and import controls that could subject us to liability or impair our ability to compete in international markets.

We are subject to export control laws that limit which products we sell and where and to whom we sell our DTN System. In addition, various countries regulate the import of certain technologies and have enacted laws that could limit our ability to distribute our DTN System or could limit our customers’ ability to implement our DTN System in those countries. Changes in our DTN System or changes in export and import regulations may create delays in the introduction of our DTN System in international markets, prevent our customers with international operations from deploying our DTN System throughout their global systems or, in some cases, prevent the export or import of our DTN System to certain countries altogether. Any change in export or import regulations or related legislation, shift in approach to the enforcement or scope of existing regulations, or change in the countries, persons or technologies targeted by such regulations, could result in decreased use of our DTN System by, or in our decreased ability to export or sell our DTN System to, existing or potential customers with international operations. For example, we need to comply with Waste from Electrical and Electronic Equipment and Restriction of Hazardous Substances laws, which have been adopted by certain European Economic Area countries on a country-by-country basis. Failure to comply with these and similar laws on a timely basis, or at all, decreased use of our DTN System or any limitation on our ability to export or sell our products would adversely affect our business, financial condition and operating results.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the NASDAQ Stock Market, impose additional requirements on public companies, including requiring changes in corporate governance practices. For example, the listing requirements of the NASDAQ Global Market require that we satisfy certain corporate governance requirements relating to independent directors, audit committees, distribution of annual and interim reports, stockholder meetings, stockholder approvals, solicitation of proxies, conflicts of interest, stockholder voting rights and codes of conduct. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantial additional costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

In addition, U.S. securities laws require, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, for the year ending December 31, 2008, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to potential delisting by the NASDAQ Stock Market and review by the NASDAQ Stock Market, the SEC, or other regulatory authorities, which would require additional financial and management resources.

If we need additional capital in the future, it may not be available to us on favorable terms, or at all.

Our business requires significant capital. We have historically relied on significant outside financing as well as cash flow from operations to fund our operations, capital expenditures and expansion. We may require additional capital from equity or debt financings in the future to fund our operations or respond to competitive pressures or strategic opportunities in the event that we continue to incur significant losses or otherwise. We may not be able to secure timely additional financing on favorable terms, or at all. The terms of any additional financing may place limits on our financial and operating flexibility. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer dilution in their percentage ownership of our Company, and any new securities we issue could have rights, preferences and privileges senior to those of holders of our Common Stock, including shares of Common Stock sold in this offering. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be limited and our business will be harmed.

We are subject to government regulations that could adversely impact our business.

The Federal Communications Commission, or FCC, has jurisdiction over the entire U.S. communications industry and, as a result, our DTN System and our North American customers are subject to FCC rules and regulations. Current and future FCC regulations affecting communications services, our DTN System or our customers’ businesses could negatively affect our business. In addition, international regulatory standards could impair our ability to develop products for international customers in the future. Delays caused by our compliance with regulatory requirements could result in postponements or cancellations of product orders. Further, we may not be successful in obtaining or maintaining any regulatory approvals that may, in the future, be required to operate our business. Any failure to obtain such approvals could harm our business and operating results.

Any acquisitions we make could disrupt our business and harm our financial condition and operations.

We have made strategic acquisitions of businesses, technologies and other assets in the past. While we have no current agreements or commitments, we may in the future acquire businesses, product lines or technologies. In the event of any future acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, or they may be viewed negatively by customers, financial markets or investors and we could:

•	issue stock that would dilute our current stockholders’ percentage ownership;

•	incur debt and assume other liabilities; or

•	incur amortization expenses related to goodwill and other intangible assets and/or incur large and immediate write-offs.

Acquisitions also involve numerous risks, including:

•	problems integrating the acquired operations, technologies or products with our own;

•	diversion of management’s attention from our core business;

•	assumption of unknown liabilities;

•	adverse effects on existing business relationships with suppliers and customers;

•	increased accounting compliance risk;

•	risks associated with entering new markets; and

•	potential loss of key employees.

We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future. Our failure to do so could have an adverse effect on our business, financial condition and operating results.

Natural disasters, terrorist attacks or other catastrophic events could harm our operations.

Our headquarters and the majority of our infrastructure, including our PIC manufacturing facility, is located in Northern California, an area that is susceptible to earthquakes and other natural disasters. Further, a terrorist attack aimed at Northern California or at our nation’s energy or telecommunications infrastructure could hinder or delay the development and sale of our DTN System. In the event that an earthquake, terrorist attack or other catastrophe were to destroy any part of our facilities, destroy or disrupt vital infrastructure systems or interrupt our operations for any extended period of time, our business, financial condition and operating results would be harmed.

The trading price of our common stock is likely to be volatile.

The trading prices of the securities of technology companies have been highly volatile. Factors affecting the trading price of our common stock include:

•	variations in our operating results;

•	announcements of technological innovations, new services or service enhancements, strategic alliances or agreements by us or by our competitors;

•	the gain or loss of customers;

•	recruitment or departure of key personnel;

•	changes in the estimates of our operating results or changes in recommendations by any securities analysts that elect to follow our common stock;

•	market conditions in our industry, the industries of our customers and the economy as a whole; and

•	adoption or modification of regulations, policies, procedures or programs applicable to our business.

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our common stock. Some companies that have had volatile market prices for their securities have had securities class action lawsuits filed against them. If a suit were filed against us, regardless of its merits or outcome, it could result in substantial costs and divert management’s attention and resources.

Our securities have no prior market and our stock price may decline after the offering.

Prior to our initial public offering, there was no public market for shares of our common stock. Although we have applied to have our common stock quoted on the NASDAQ Global Market, an active public trading market for our common stock may not develop or, if it develops, may not be maintained after our initial public offering.

Future sales of shares by existing stockholders could cause our stock price to decline.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after their 180-day contractual lock-up, which period may be extended in certain limited circumstances, and other legal restrictions on resale lapse, the trading price of our common stock could decline below our initial public offering price. Based on shares outstanding as of March 31, 2007, upon completion of our initial public offering, we will have outstanding 83,136,638 shares of common stock, assuming no exercise of the underwriters’ over-allotment option. Of these shares, only the 14,000,000 shares of common stock sold in our initial public offering will be freely tradable, without restriction, in the public market. The managing underwriters of our initial public offering may, in their sole discretion, permit our officers, directors, employees and current stockholders who are subject to the contractual lock-up to sell shares prior to the expiration of the lock-up agreements.

After the lock-up agreements pertaining to our initial public offering expire, up to an additional 68,665,254 shares will be eligible for sale in the public market, 26,767,349 of which are held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, and various vesting agreements. In addition, as of March 31, 2007, the 1,332,680 shares subject to outstanding warrants, the 8,220,738 shares that are subject to outstanding options and the 1,056,438 shares reserved for future issuance under our 2000 Stock Plan, and the 13,600,000 shares of common stock reserved for issuance under our 2007 Equity Incentive Plan and 1,812,500 shares of common stock reserved for issuance under our 2007 Employee Stock Purchase Plan, will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Some of our existing stockholders have contractual demand or piggyback rights to require us to register with the SEC up to 62,427,606 shares of our common stock. If we register these shares of common stock, the stockholders would be able to sell those shares freely in the public market. All of these shares are subject to lock-up agreements restricting their sale for 180 days after the date of this prospectus, which period may be extended in certain limited circumstances.

With this registration statement of which this prospectus is a part, we intend to register approximately 24,035,738 shares of our common stock that we have issued or may issue under our equity plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements, if applicable, described above.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of our company, the trading price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price or trading volume to decline.

Our insiders have substantial control over us, which may limit our stockholders’ ability to influence corporate matters and delay or prevent a third party from acquiring control over us.

Our directors and executive officers and their affiliates beneficially own, in the aggregate, approximately 13.2% of our outstanding common stock. As a result, these stockholders will be able to exercise influence over all matters requiring stockholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of our Company or its assets. This concentration of ownership could limit your ability to influence corporate matters and delay or prevent a third party from acquiring control over us.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our Company and may affect the trading price of our Common Stock.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law, which apply to us, may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our amended and restated certificate of incorporation and amended and restated bylaws:

•	authorize the issuance of “blank check” convertible preferred stock that could be issued by our board of directors to thwart a takeover attempt;

•

establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election;

•	require that directors only be removed from office for cause and only upon a supermajority stockholder vote;

•	provide that vacancies on the board of directors, including newly-created directorships, may be filled only by a majority vote of directors then in office rather than by stockholders;

•	prevent stockholders from calling special meetings; and

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders.

USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See the sections titled “Selling Stockholders” and “Plan of Distribution” described below.

SELLING STOCKHOLDERS

The following table includes the names of the Selling Stockholders and the number of Shares to be sold by them pursuant to this prospectus:

Selling Stockholder	Position with the Company (1)	Shares Beneficially Owned(2)	Number of Shares Offered for Resale (3)	Beneficially Owned After the Resale (4)
Reed E. Hundt	Director	75,000	50,000	25,000
Daniel Maydan, Ph.D.	Director	68,750	18,750	50,000
Michael O. McCarthy III	Vice President and General Counsel	319,766	15,000	304,766
Drew D. Perkins	Chief Technology Officer	2,533,038	100,000	2,433,038
Carl Redfield	Director	142,934	75,000	67,934
Pradeep S. Sindhu	Director	50,000	18,750	31,250
Duston M. Williams	Chief Financial Officer	375,000	125,000	250,000

TOTAL			402,500

(1)	All Selling Stockholders are officers and/or directors of Infinera. The positions of the Selling Stockholders are specifically described.
(2)	Share figures are as of March 31, 2007.
(3)	Consists of shares previously issued upon exercise of options granted under Infinera’s 2000 Stock Plan.
(4)	Assumes that all Shares offered for resale pursuant to this prospectus are sold.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the Selling Stockholders, if they desire, to offer for sale and sell all or a portion of certain Shares they acquired upon exercise of options granted under Infinera’s 2000 Stock Plan at such times and at such places as the Selling Stockholders choose. The Selling Stockholders may also choose to dispose of all or a portion of their Shares by gift to a third party or as a donation to a charitable or other non-profit entity.

The decision to sell any Shares is within the discretion of the Selling Stockholder, subject generally to the Company’s policies affecting the timing and manner of sale of Common Stock by certain individuals and lock-up agreements entered into in connection with the Company’s initial public offering. There can be no assurance that any Shares will be sold by the Selling Stockholders.

The Selling Stockholders have advised us that sales of Shares may be effected from time to time in one or more types of transactions (which may include block transactions) on the NASDAQ Global Market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. Such transactions may or may not involve brokers or dealers. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the Shares by the Selling Stockholders.

The Selling Stockholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The Selling Stockholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders may be subject to the prospectus delivery requirements of the Securities Act.

We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

The Selling Stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

LEGAL MATTERS

The validity of the Shares of Common Stock offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, counsel to the Company. As of the date of this prospectus, an attorney employed by Wilson Sonsini Goodrich & Rosati, Professional Corporation beneficially owns 20,000 shares of our Common Stock.

EXPERTS

The consolidated financial statements of Infinera Corporation included in Infinera Corporation’s Registration Statement on Form S-1 as of December 31, 2005 and 2006 and for the three years ended December 31, 2006, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF OR OFFER TO SELL THE SHARES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

INFINERA CORPORATION

402,500 SHARES

OF

COMMON STOCK

PROSPECTUS

June 6, 2007

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

Infinera Corporation (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(1) The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act with the Commission on June 7, 2007, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-140876) and which includes audited financial statements for the Registrant’s latest fiscal year; and

(2) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-33486) filed with the Commission on May 21, 2007, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the Shares of Common Stock offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, counsel to the Company. As of the date of this prospectus, an attorney employed by Wilson Sonsini Goodrich & Rosati, Professional Corporation beneficially owns 20,000 shares of our Common Stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to our amended and restated certificate of incorporation or amended and restated bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of that director or officer occurring prior to that amendment or repeal. Our amended and restated bylaws also provide that we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have obtained such a directors’ and officers’ liability insurance policy. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors or executive officers for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

The securities that are to be reoffered or resold pursuant to this Registration Statement were issued to officers and directors of the Registrant pursuant to an employee benefit plan maintained by the Registrant in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereto.

ITEM 8.	EXHIBITS.

Exhibit Number	Description
4.1	2000 Stock Plan, as amended (which is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-140876), as amended, (“Registrant’s Form S-1”)).

4.2	2007 Equity Incentive Plan (which is incorporated herein by reference to Exhibit 10.3 to the Registrant’s Form S-1).

4.3	2007 Employee Stock Purchase Plan (which is incorporated herein by reference to Exhibit 10.4 to the Registrant’s Form S-1).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to legality of original issuance securities being registered.

23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page of this Registration Statement).

ITEM 9.	UNDERTAKINGS.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 6th day of June, 2007.

INFINERA CORPORATION

By:	/s/ JAGDEEP SINGH
Name:	Jagdeep Singh
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jagdeep Singh, Duston M. Williams and Michael O. McCarthy III, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JAGDEEP SINGH Jagdeep Singh	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 6, 2007

/s/ DUSTON M. WILLIAMS Duston M. Williams	Chief Financial Officer (Principal Financial and Accounting Officer)	June 6, 2007

/s/ ALEXANDRE BALKANSKI Alexandre Balkanski	Director	June 6, 2007

/s/ KENNETH A. GOLDMAN Kenneth A. Goldman	Director	June 6, 2007

/s/ REED E. HUNDT Reed E. Hundt	Director	June 6, 2007

/s/ DAN MAYDAN Dan Maydan	Director	June 6, 2007

/s/ HUGH C. MARTIN Hugh C. Martin	Director	June 6, 2007

/s/ CARL REDFIELD Carl Redfield	Director	June 6, 2007

/s/ PRADEEP S. SINDHU Pradeep S. Sindhu	Director	June 6, 2007

INFINERA CORPORATION

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	2000 Stock Plan, as amended (which is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-140876), as amended, (“Registrant’s Form S-1”)).

4.2	2007 Equity Incentive Plan (which is incorporated herein by reference to Exhibit 10.3 to the Registrant’s Form S-1).

4.3	2007 Employee Stock Purchase Plan (which is incorporated herein by reference to Exhibit 10.4 to the Registrant’s Form S-1).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to legality of original issuance securities being registered.

23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page of this Registration Statement).